Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cardinal Financial Corporation and Subsidiaries:

We consent to the use of our report dated March 17, 2008, with respect to the consolidated statement of condition of Cardinal Financial Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders’ equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

McLean, Virginia
February 6, 2009